Exhibit 99.1
For Release 1 p.m. PDT
March 12, 2009
Trubion Pharmaceuticals, Inc. Reports Fourth Quarter and Year-Ended 2008 Financial
Results
SEATTLE, March 12, 2009 —Trubion Pharmaceuticals, Inc. (NASDAQ: TRBN) today announced financial results for its fourth quarter and year ended Dec. 31, 2008.
Fourth Quarter and Year-Ended 2008 Financial Results
Revenue for the fourth quarter of 2008 was $4.3 million compared with $5.7 million for the fourth quarter of 2007. Revenue for the year ended Dec. 31, 2008, was $16.5 million compared with $20.1 million for the year ended Dec. 31, 2007. Revenue in 2008 was earned through the company’s strategic collaboration with Wyeth Pharmaceuticals and was composed of $11.1 million for collaborative research funding and $5.4 million for amortization of the upfront fee of $40 million received in January 2006.
The three-month and 12-month decreases in revenue under Trubion’s Wyeth collaboration were due to 1) a decrease in reimbursable costs related to the Phase 2b clinical trial for its lead product candidate, TRU-015, for the treatment of rheumatoid arthritis (RA), 2) an extension of the recognition of the $40 million upfront fee due to an extension in the estimated research and development period, and 3) a decrease in reimbursable legal costs.
Total operating expenses for the fourth quarter of 2008 were $10.7 million compared with $11.4 million for the fourth quarter of 2007. Total operating expenses for the year ended Dec. 31, 2008, were $43.0 million compared with $47.3 million for the year ended Dec. 31, 2007. The three-month decrease in operating expenses was primarily due to decreased legal and personnel-related costs, partially offset by an increase in manufacturing costs related to Trubion’s TRU-016 product candidate. The 12-month decrease in operating costs was primarily due to 1) decreased outside manufacturing costs related to TRU-016, 2) decreased clinical costs related to the Phase 2b clinical trial for TRU-015 and 3) decreased lab expenses for TRU-016.
Net loss for the fourth quarter of 2008 was $6.4 million, or $0.36 per diluted common share, compared with a net loss of $4.9 million, or $0.28 per diluted common share, for the fourth quarter of 2007. For the year ended Dec. 31, 2008, net loss was $25.6 million, or $1.43 per diluted common share, compared with a net loss of $23.3 million, or $1.32 per diluted common share, for the year ended Dec. 31, 2007.
Trubion had $52.9 million in cash, cash equivalents and investments as of Dec. 31, 2008, compared with $78.5 million as of Dec. 31, 2007.
“We delivered on our 2008 commitments by initiating new clinical trials evaluating our lead product candidates for autoimmune and infectious diseases and cancer while augmenting our portfolio of proprietary technologies and advancing preclinical assets that we believe have the greatest opportunity for value creation,” said Peter Thompson, M.D., FACP, president, chief executive officer and chairman of Trubion. “As a result, we now have three product candidates being evaluated in human clinical trials, as well as two new proprietary technologies that expand the foundation for Trubion’s product development efforts — SCORPION™ multi-specific protein therapeutics and TRU-ADhanCe™ potency enhancing technology for immunopharmaceuticals. In 2009 we expect to report data for a number of our key programs as they continue to advance in the clinic.”
Work-Force Reductions
On February 25, 2009 Trubion announced a work-force reduction of approximately 25 percent and a corporate restructuring. In the face of continuing uncertainty in the capital markets and the global economy, Trubion is proactively taking steps to reduce its costs and align its current resources with its strongest near-term opportunities while positioning the company for long-term sustainability and success.

Estimated charges of approximately $0.8 million will be recorded in the first quarter of 2009 in connection with one-time work-force reduction costs, including severance and other benefits. Trubion will continue to support the programs developed under its collaboration with Wyeth and all expenses incurred will continue to be reimbursed by Wyeth.
Trubion 2009 Financial Guidance
Based on its current forecast, and excluding any proceeds from potential new partnerships or financings, the reductions announced on February 25, 2009, in combination with targeted investments in preclinical and clinical programs, are expected to support the company’s operations into the second half of 2010.
•	Trubion anticipates 2009 revenues to be approximately $15-20 million earned through the company’s Wyeth collaboration.

•	Operating cash requirements in 2009 are expected to be approximately $30-35 million.
This guidance does not include any additional cash receipts associated with potential new partnerships.
Earnings Conference Call Details
Trubion will host a conference call and webcast to discuss its fourth-quarter and year-ended 2008 financial results and provide an update on business activities. The call will be held March 12 at 2 p.m. Pacific Time, 5 p.m. Eastern Time. The live event will be available from Trubion’s website at http://investors.trubion.com, or by calling (719) 325-4831 or (877) 852-6579. A replay of the discussion will be available beginning 8 p.m. Eastern Time from Trubion’s website or by calling (719) 457-0820 or (888) 203-1112 and entering 5983743. The telephone replay will be available until March 19, 2009.
About Trubion
Trubion is a biopharmaceutical company that is creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. The company’s mission is to develop a variety of first-in-class and best-in-class product candidates, customized for optimal safety, efficacy and convenience that it believes may offer improved patient experiences. Trubion’s current product candidates are novel single-chain protein, or SMIPTM, therapeutics, and are designed using its custom drug assembly technology. Trubion’s product pipeline includes CD20-directed SMIP therapeutics such as TRU-015 and SBI-087 for autoimmune and inflammatory diseases, developed under the company’s Wyeth collaboration. Trubion’s product pipeline also includes Trubion’s proprietary product candidate, TRU-016, a novel CD37-targeted therapy for the treatment of B-cell malignancies that is currently in Phase 1/2 clinical evaluation. In addition to Trubion’s current clinical stage product pipeline, the company is also developing additional product candidates that build on its product development experience. More information is available in the investors section of Trubion’s website: http://investors.trubion.com.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the expected reduction of costs and other expected benefits of the restructuring plan, the Company’s continued progress in its collaboration with Wyeth, the estimated charges and estimated amount of annual cost savings resulting from the restructuring and the Company’s opportunities for near-term success, for potential new partnerships and for enhancing long-term stockholder value. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks that the Company does not realize the cost savings or other benefits expected from the restructuring, risks associated with the Company’s Wyeth collaboration, including Wyeth’s control over development timelines, the risk that the estimated charges associated with the restructuring ultimately are larger than expected or that the estimated annual cost savings are lower than expected and such other risks as identified in the company’s annual report on Form 10-K for the year ended December 31, 2008, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate Web site at http://www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
TRBN-G
Contacts:
Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals Inc.
(206) 838-0500
jdenike@trubion.com
http://www.trubion.com
Waggener Edstrom Worldwide Healthcare
Amy Petty
Senior Account Executive
(617) 576-5788
amyp@waggeneredstrom.com
(Tables Follow)
TRUBION PHARMACEUTICALS. INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Revenue	$4,270	$5,698	$16,467	$20,148

Operating expenses:
Research and development	8,306	8,265	31,608	36,466
General and administrative	2,389	3,181	11,374	10,833

Total operating expenses	10,695	11,446	42,982	47,299

Loss from operations	(6,425)	(5,748)	(26,515)	(27,151)
Interest income	196	1,025	1,781	4,607
Interest expense	(148)	(204)	(825)	(770)

Net loss	$(6,377)	$(4,927)	$(25,559)	$(23,314)

Basic and diluted net loss per share	$(0.36)	$(0.28)	$(1.43)	$(1.32)

Shares used in computation of basic and diluted net loss per share	17,882	17,789	17,856	17,688

	December 31,	December 31,
	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$29,969	$41,827
Investments	22,928	36,688
Total assets	67,290	95,174
Deferred revenue	19,493	24,854
Total stockholders’ equity	31,468	53,313